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            AMENDMENT NO. 1 TO TRANSFER AGENCY AND SERVICES AGREEMENT


          Amendment No. 1 dated as of ____________, 2003 (the "Amendment") to the Transfer Agency and Services Agreement dated as of January 1, 2003 (the "Agreement"), between THE GALAXY FUND (the "Fund"), a Massachusetts business trust, and PFPC INC. ("PFPC"), a Massachusetts corporation

                                   BACKGROUND

          A. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 ("Sarbox"), the Securities and Exchange Commission ("SEC") has issued regulations requiring the Fund to include in certain of its regulatory filings certain certifications by the Fund's principal executive officer and principal financial officer.

          B. PFPC acts as the transfer agent for the Fund pursuant to the Agreement, and in such capacity PFPC may from time to time provide certain information to the Fund in connection with a regulatory filing by the Fund referenced in paragraph A above.

          C. The Fund desires that PFPC provide certain assistance with respect to certain regulatory filings by the Fund referenced in paragraph A above, and PFPC is willing to provide certain assistance subject to and in accordance with the terms of this Amendment.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby amend the Agreement, pursuant to the terms thereof, as follows:

          1. SUBCERTIFICATIONS. If the principal executive officer and principal financial officer of the Fund are required to provide a certification as part of the Fund's Form N-SAR or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of Sarbox, PFPC will provide (to such person or entity as agreed between the Fund and PFPC) a subcertification in support of certain matters set forth in the aforementioned certification, such subcertification to be in such form and relating to such matters as agreed between the Fund and PFPC from time to time. PFPC shall be required to provide the subcertification only if it receives such cooperation as it may request to perform its investigations with respect to the subcertification. For clarity, the subcertification is not itself a certification under Sarbox or under any other regulatory requirement. Subject to the limitations and qualifications set forth in the subcertification, PFPC agrees that the enumerated representations set forth in the subcertification will be materially true and complete when given.

          2. PARTIAL PERIOD. In the event the Agreement terminates during a particular fiscal year, PFPC will provide the subcertification referenced in paragraph 1 above with respect to that portion of the fiscal year during which PFPC provided services to the Fund pursuant to the Agreement. With respect to providing a subcertification with respect to a portion of a fiscal
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year pursuant to this paragraph 2, PFPC shall be entitled to the same protections, limits of liability and indemnifications as are set forth in the Agreement at the time of termination of the Agreement, notwithstanding the termination of the Agreement.

          3. CONTINUING VALIDITY. The provisions of the Agreement shall remain in full force and effect as modified hereby.

          4. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Fund. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Fund are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Fund personally, but bind only the Trust property, and all persons dealing with any class of shares of the Fund must look solely to the property of the Fund belonging to such class for the enforcement of any claims against the Fund.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below as of the day and year first above written.

                                        THE GALAXY FUND

                                        By:
                                           -------------------------------------
                                            Name:
                                            Title:


                                        PFPC INC.

                                        By:
                                           -------------------------------------
                                            Name:
                                            Title:


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